Exhibit 99.1

For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Scott Galovic +1.317.817.3228

CNO reports fourth quarter 2010 net income of
$168.2 million, or 56 cents per share

Carmel, Ind. February 22, 2011 – CNO Financial Group, Inc. (NYSE: CNO) today announced results for the fourth quarter and the full year of 2010.  “CNO’s fourth quarter results were strong, with net income increasing to $168 million from $18 million in the prior year, and net operating income increasing to $52 million (or 18 cents per share), compared to $32 million in the prior year,” CEO Jim Prieur said.  “We also were pleased that our core businesses continued to perform well, and key measures of financial strength, including our risk-based capital ratio and our debt-to-total capital ratio, also improved.  Of note during the quarter, we were able to release $95 million of our tax valuation reserve, given our improved financial performance in recent years. ”

During 2010, the improved controls we established in 2009 continued to operate effectively and, as a result, the previous material weakness no longer existed as of December 31, 2010.

Fourth Quarter 2010 Results
•	$98.2 million of income before net realized investment gains, corporate interest and taxes (“EBIT”) (1), up 38% compared to $71.0 million in 4Q09
•	Net operating income (2) of $51.7 million, up 62% compared to $32.0 million in 4Q09
•	Net operating income per diluted share: 18 cents, compared to 15 cents in 4Q09
•
Net income increased to $168.2 million, compared to $18.2 million in 4Q09 (4Q10 included $116.5 million of net realized investment gains, decrease in valuation allowance for deferred tax assets and loss on extinguishment of debt; and 4Q09 included $(13.8) million of net realized investment losses, increase in valuation allowance for deferred tax assets and loss on extinguishment of debt)

•
Net income per diluted share of 56 cents, compared to 9 cents in 4Q09 (4Q10 included 38 cents of net realized investment gains, decrease in valuation allowance for deferred tax assets and loss on extinguishment of debt; and 4Q09 included (6) cents of net realized investment losses, increase in valuation allowance for deferred tax assets and loss on extinguishment or modification of debt)

•
Net income reflects a $95.0 million reduction to the valuation allowance for deferred taxes primarily resulting from the utilization of capital loss carryforwards in 2010 and consideration of our recent higher levels of operating income when projecting future taxable income

•	Total new annualized premium (“NAP”) excluding Private-Fee-For-Service (“PFFS”) and Prescription Drug Plan (“PDP”) (3): $97 million, down 18% from 4Q09

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CNO Financial (2)
February 22, 2011

Full Year 2010 Results
•	$360.9 million of income before net realized investment losses, corporate interest and taxes (“EBIT”) (1), up 7% compared to 2009
•	Net operating income (2) of $181.9 million, up 11% compared to 2009
•	Net operating income per diluted share: 65 cents, compared to 86 cents in 2009 (1)
•
Net income of $284.6 million, up 232% compared to 2009 (2010 included $102.7 million of net realized investment gains, decrease in valuation allowance for deferred tax assets and loss on extinguishment of debt; and 2009 included $(78.9) million of net realized investment losses, increase in valuation allowance for deferred tax assets and loss on extinguishment or modification of debt)

•
Net income per diluted share of 99 cents, compared to 45 cents in 2009 (2010 included 34 cents of net realized investment gains, decrease in valuation allowance for deferred tax assets and loss on extinguishment of debt; and 2009 included (41) cents of net realized investment losses, increase in valuation allowance for deferred tax assets and loss on extinguishment or modification of debt)

•	NAP excluding PFFS and PDP (3): $366 million, down 5% from 2009

Financial Strength at December 31, 2010
•	The consolidated statutory risk-based capital ratio of our insurance subsidiaries increased 12 percentage points to 332% in 4Q10; the increase for the year was 23 percentage points
•	Unrestricted cash held by our non-insurance subsidiaries decreased $29 million to $161 million during 4Q10 reflecting the repayment of debt
•	Debt-to-total capital ratio, as defined in our senior secured credit facility (4), reduced to 19.99% from 21.63% at December 31, 2009
•	Book value per common share, excluding accumulated other comprehensive income (loss) (4), increased to $16.28 from $15.14 at December 31, 2009
•
Accumulated other comprehensive income decreased in 4Q10 by $449.8 million, to $238.3 million, reflecting the decrease in estimated fair value of our fixed maturity investments, primarily resulting from the increase in market interest rates

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CNO Financial (3)
February 22, 2011

Quarterly Segment Operating Results
	Three months ended
	December 31,
	2010	2009
	($ in millions, except per-share data)
EBIT (1):
Bankers Life	$71.4	$84.6
Washington National	28.7	23.0
Colonial Penn	5.8	5.9
Other CNO Business	6.0	(29.7)
Corporate Operations, excluding corporate interest expense	(13.7)	(12.8)
EBIT	98.2	71.0
Corporate interest expense	(20.0)	(23.1)
Income before net realized investment gains (losses) and taxes	78.2	47.9
Tax expense on operating income	26.5	15.9
Net operating income (2)	51.7	32.0
Loss on extinguishment or modification of debt, net of income taxes	(2.6)	(8.3)
Net realized investment gains (losses) (net of related amortization and taxes and the establishment of a valuation allowance for deferred tax assets related to such losses) (6)	24.1	(2.5)
Net income before valuation allowance for deferred tax assets	73.2	21.2
(Increase) decrease in the valuation allowance for deferred tax assets (excluding the establishment of a valuation allowance for realized investment losses)	95.0	(3.0)

Net income	$168.2	$18.2
Per diluted share:
Net operating income	$.18	$.15
Loss on extinguishment or modification of debt, net of income taxes	(.01)	(.04)
Net realized investment gains (losses), net of related amortization and taxes	.08	(.01)
Valuation allowance for deferred tax assets	.31	(.01)
Net income	$.56	$.09

Segment Results
Bankers Life:  Pre-tax operating earnings were $71.4 million in 4Q10 down 16% compared to 4Q09.

•	Results in 4Q10 were favorably impacted by $18 million from improved spreads and growth in the annuity block.

•	Results in 4Q10 were unfavorably impacted by:

-	an increase in insurance policy benefits of $4 million due to unfavorable life mortality; and

-	an increase in amortization expense of $3 million due to increased lapses of Medicare supplement policies.

•	Results in 4Q09 were favorably impacted by:

-	earnings of $11 million from agreements pursuant to which we assumed PFFS business, the last of which expired on January 1, 2010;

-	a reserve release of approximately $10 million due to positive development of long-term care reserves and the impact of policyholder actions following rate increases; and

-	a $6 million out-of-period correction which increased earnings.

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CNO Financial (4)
February 22, 2011

Washington National:  Pre-tax operating earnings were $28.7 million in 4Q10 up 25% compared to 4Q09, reflecting an increase in earnings of approximately $6 million from our supplemental health products, due to growth in this block of business and favorable claim experience.

Colonial Penn:  Pre-tax operating earnings in 4Q10 were comparable to 4Q09.

Other CNO Business:  Pre-tax operating income was $6.0 million in 4Q10 compared to a loss of $29.7 million in 4Q09.

•	Results in 4Q10 reflect favorable mortality in this segment’s life blocks of business which increased earnings by $6 million.

•	Results in 4Q09 were unfavorably impacted by:

-	regulatory and legal settlements of $14 million; and
-	amortization of insurance intangibles primarily related to an unprofitable universal life insurance block of business of $15 million.

Corporate Operations (including our investment advisory subsidiary and corporate expenses):  Results for 4Q10 reflect slightly higher expenses.

Corporate interest expense decreased primarily due to lower average debt outstanding in 4Q10 compared to 4Q09.

The results for 4Q10 include a $2.6 million loss on extinguishment of debt, net of income taxes, related to the repayment of our previous senior credit agreement.  The results for 4Q09 include an $8.3 million loss on extinguishment of debt, net of income taxes, primarily related to the tender of $176.5 million aggregate principal amount of our 3.5% convertible senior debentures.

The results for 4Q10 reflect a $95.0 million reduction to the deferred tax valuation allowance primarily resulting from the utilization of capital loss carryforwards in 2010 and consideration of our recent higher levels of operating income when projecting future taxable income.

The results for 4Q09 reflect a net increase to the deferred tax valuation allowance of $3.0 million consisting of an increase of $18 million from the completion of a reinsurance transaction with Wilton Re, net of a $15 million reduction based on the higher income earned in recent periods compared to amounts expected in our deferred tax valuation model.

Investment Results
Net realized investment gains in 4Q10 were $24.1 million (net of related amortization and taxes), including total other-than-temporary impairment losses of $77.0 million, of which $77.1 million was recorded in earnings and $(.1) million in accumulated other comprehensive income (loss).  Net realized investment losses in 4Q09 were $2.5 million (net of related amortization and taxes), including:  (i) total other-than-temporary impairment losses of $60.8 million, of which $31.1 million was recorded in earnings and $29.7 million in accumulated other comprehensive income (loss); and (ii) an $8.9 million decrease to the deferred tax valuation allowance based on our year-end assessment of our ability to utilize such losses to reduce future taxable income.

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CNO Financial (5)
February 22, 2011

Sales Results
At Bankers Life (career distribution), total NAP (excluding PFFS and PDP) in 4Q10 was $69 million, down 25% from 4Q09; driven by lower NAP from Medicare supplement policies compared to the prior year which included the conversion of a significant number of former PFFS policyholders to Bankers Life Medicare supplement policies.

At Washington National (independent distribution), total NAP in 4Q10 was $19 million, up 3% from 4Q09.  NAP in 4Q10 of Washington National’s core supplemental health products (including specified disease, accident and hospital indemnity policies) was $18 million, up 15% from 4Q09.

At Colonial Penn (direct distribution), total NAP in 4Q10 was $9 million, up 13% from 4Q09.

Conference Call
The Company will host a conference call to discuss results on February 23, 2011 at 10:00 a.m. Eastern Standard Time.  The webcast can be accessed through the Investors section of the company’s website: http://investor.CNOinc.com.  Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software.  During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company’s website.

About CNO
CNO is a holding company.  Our insurance subsidiaries – principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company – serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.
____________________________________________

(1)
Management believes that an analysis of earnings before net realized investment gains (losses), corporate interest expense, loss on extinguishment or modification of debt and taxes (“EBIT,” a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because it excludes: (i) corporate interest expense; (ii) loss on extinguishment or modification of debt; and (iii) net realized investment gains (losses) that are unrelated to the company’s underlying fundamentals.  A reconciliation of EBIT to Net Income applicable to common stock is provided in the tables on pages 3 and 10.

(2)
Management believes that an analysis of Net income applicable to common stock before:  (i) loss on extinguishment or modification of debt, net of income taxes; and (ii) net realized investment gains or losses, net of related amortization and income taxes (“Net operating income,” a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because loss on extinguishment of debt and realized investment gains or losses can be affected by events that are unrelated to the company’s underlying fundamentals. A reconciliation of Net operating income to Net income applicable to common stock is provided in the tables on pages 3 and 10. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the “Investors – SEC Filings” section of CNO’s website, www.CNOinc.com.

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CNO Financial (6)
February 22, 2011

(3)
Measured by new annualized premium, which includes 6% of annuity and 10% of single premium whole life deposits and 100% of all other premiums.  PDP and PFFS sales are not comparable to other sales and are therefore excluded in all periods.  Effective January 1, 2010, we no longer assume any of the risks of PFFS business through reinsurance.

(4)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because:  (i) debt is defined as par value plus accrued interest and unused letters of credit; and (ii) accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure.  Management believes this non-GAAP measure is useful as the level of such ratio impacts certain provisions in our senior secured credit facility.  The corresponding GAAP measures for debt-to-total capital were 18.76% and 22.70% at December 31, 2010 and 2009, respectively.

(5)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure.  Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments.  The corresponding GAAP measures for book value per common share were $17.23 and $14.09 at December 31, 2010 and 2009, respectively.

(6)
The $2.5 million net realized investment loss in the fourth quarter of 2009 reflects a release of the deferred tax valuation allowance of $8.9 million as it is more likely than not that tax benefits related to investment losses previously recognized in 2009 will be utilized to offset future taxable income.

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CNO Financial (7)
February 22, 2011

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial’s products and trends in CNO Financial’s operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995.  Forward-looking statements typically are identified by the use of terms such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “project,” “intend,” “may,” “will,” “would,” “contemplate,” “possible,” “attempt,” “seek,” “should,” “could,” “goal,” “target,” “on track,” “comfortable with,” “optimistic” and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ‘‘forward-looking’’ information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing a reduction in investment income, the margins of our fixed annuity and life insurance businesses and demand for our  products; (ii) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iii) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (iv) our ability to make changes to certain non-guaranteed elements of our life insurance products; (v) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vi) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (vii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (viii) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (ix) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their  value; (x) our assumption that the positions we take on our tax return filings, including our position that our 7.0% convertible senior debentures due 2016 will not be treated as stock for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, and will not trigger an ownership change, will not be successfully challenged by the Internal Revenue Service; (xi) changes in accounting principles and the interpretation thereof; (xii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xiii) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xiv) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xv) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xvi) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xvii) our ability to maintain effective controls over financial reporting; (xviii) our ability to continue to recruit and retain productive agents and distribution partners and customer response to new products, distribution channels and marketing initiatives; (xix) our ability to achieve eventual upgrades of the  financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xx) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission; (xxi) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of financial services affecting (among other things) bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; and (xxii) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products.  Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.  Our forward-looking statements speak only as of the date made.  We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

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CNO Financial (8)
February 22, 2011
CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)
	2010	2009
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: 2010 - $20,155.8; 2009 - $18,998.0)	$20,633.9	$18,528.4
Equity securities at fair value (cost: 2010 - $68.2; 2009 - $30.7)	68.1	31.0
Mortgage loans	1,761.2	1,965.5
Policy loans	284.4	295.2
Trading securities	372.6	293.3
Investments held by securitization entities (1)	420.9	-
Securities lending collateral	-	180.0
Other invested assets	240.9	236.8
Total investments	23,782.0	21,530.2
Cash and cash equivalents - unrestricted	571.9	523.4
Cash and cash equivalents held by securitization entities (1)	26.8	3.4
Accrued investment income	327.8	309.0
Present value of future profits	1,008.6	1,175.9
Deferred acquisition costs	1,764.2	1,790.9
Reinsurance receivables	3,256.3	3,559.0
Income tax assets, net	839.4	1,124.0
Assets held in separate accounts	17.5	17.3
Other assets	305.1	310.7
Total assets	$31,899.6	$30,343.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Liabilities for insurance products:
Interest-sensitive products	$13,194.7	$13,219.2
Traditional products	10,307.6	10,063.5
Claims payable and other policyholder funds	968.7	994.0
Liabilities related to separate accounts	17.5	17.3
Other liabilities	496.3	610.4
Investment borrowings	1,204.1	683.9
Borrowings related to securitization entities (1)	386.9	-
Securities lending payable	-	185.7
Notes payable – direct corporate obligations	998.5	1,037.4
Total liabilities	27,574.3	26,811.4
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: 2010 – 251,084,174; 2009 – 250,786,216)	2.5	2.5
Additional paid-in capital	4,424.2	4,408.8
Accumulated other comprehensive income (loss)	238.3	(264.3)
Accumulated deficit	(339.7)	(614.6)
Total shareholders' equity	4,325.3	3,532.4
Total liabilities and shareholders' equity	$31,899.6	$30,343.8
____________________________________________
(1)
In the first quarter of 2010, the Company began reporting assets and liabilities related to securitization entities required to be consolidated under a new accounting standard effective January 1, 2010.

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CNO Financial (9)
February 22, 2011

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues:
Insurance policy income	$663.0	$747.5	$2,670.0	$3,093.6
Net investment income:
General account assets	332.2	307.3	1,295.0	1,230.9
Policyholder and reinsurer accounts and other special-purpose portfolios	27.3	14.5	71.9	61.8
Realized investment gains (losses):
Net realized investment gains, excluding impairment losses	125.3	14.1	180.0	134.9
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(77.0)	(60.8)	(146.8)	(385.0)
Change in other-than-temporary impairment losses recognized in accumulated other comprehensive income (loss)	(.1)	29.7	(3.0)	189.6
Net impairment losses recognized	(77.1)	(31.1)	(149.8)	(195.4)
Total realized gains (losses)	48.2	(17.0)	30.2	(60.5)
Fee revenue and other income	5.1	5.4	16.8	15.6

Total revenues	1,075.8	1,057.7	4,083.9	4,341.4

Benefits and expenses:
Insurance policy benefits	673.7	749.4	2,723.7	3,066.7
Interest expense	28.6	30.1	113.2	117.9
Amortization	126.0	96.8	443.8	432.7
Loss on extinguishment or modification of debt	4.1	12.7	6.8	22.2
Other operating costs and expenses	132.1	151.0	502.9	528.3

Total benefits and expenses	964.5	1,040.0	3,790.4	4,167.8

Income before income taxes	111.3	17.7	293.5	173.6

Income tax expense:

Tax expense on period income	38.1	5.4	103.9	60.1
Valuation allowance for deferred tax assets	(95.0)	(5.9)	(95.0)	27.8

Net income	$168.2	$18.2	$284.6	$85.7

Earnings per common share:
Basic:
Weighted average shares outstanding	251,064,000	199,001,000	250,973,000	188,365,000

Net income	$.67	$.09	$1.13	$.45

Diluted:
Weighted average shares outstanding	306,662,000	217,528,000	301,858,000	193,340,000

Net income	$.56	$.09	$.99	$.45

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CNO Financial (10)
February 22, 2011

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
Operating Results
(Dollars in millions, except per-share data)

	Year ended
	December 31,
	2010	2009
EBIT (1):
Bankers Life	$284.1	$278.0
Washington National	104.6	110.9
Colonial Penn	26.5	29.4
Other CNO Business	(11.5)	(43.6)
Corporate Operations, excluding corporate interest expense	(42.8)	(37.7)
EBIT	360.9	337.0
Corporate interest expense	(79.3)	(84.7)
Income before loss on extinguishment or modification of debt, net realized investment gains (losses) and taxes	281.6	252.3
Tax expense on operating income	99.7	87.7
Net operating income (2)	181.9	164.6
Loss on extinguishment or modification of debt, net of income taxes	(4.4)	(14.4)
Net realized investment gains (losses) (net of related amortization and taxes and the establishment of a valuation allowance for deferred tax assets related to such losses)	12.1	(41.5)
Net income before valuation allowance for deferred tax assets	189.6	108.7
(Increase) decrease in the valuation allowance for deferred tax assets (excluding the establishment of a valuation allowance for realized investment losses)	95.0	(23.0)

Net income	$284.6	$85.7
Per diluted share:
Net operating income	$.65	$.86
Loss on extinguishment or modification of debt, net of income taxes	(.01)	(.08)
Net realized investment gains (losses), net of related amortization and taxes	.04	(.21)
Valuation allowance for deferred tax assets	.31	(.12)
Net income	$.99	$.45

____________
(1)  and (2) Refer to the notes on page 5.

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CNO Financial (11)
February 22, 2011

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	December 31,
	2010	2009
Bankers Life segment:
Annuity	$234.4	$198.2
Medicare supplement and other supplemental health	347.2	425.2
Life	56.2	61.4
Total collected premiums	$637.8	$684.8
Washington National segment:
Medicare supplement and other supplemental health	$142.9	$144.0
Life	4.2	4.3
Total collected premiums	$147.1	$148.3
Colonial Penn segment:
Life	$46.8	$48.9
Supplemental health	1.6	1.7
Total collected premiums	$48.4	$50.6
Other CNO Business segment:
Annuity	$3.5	$11.4
Other health	7.5	8.0
Life	46.7	48.9
Total collected premiums	$57.7	$68.3

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CNO Financial (12)
February 22, 2011

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES

BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	December 31,
	2010	2009
Bankers Life segment:
Medicare Supplement:
Earned premium	$177 million	$166 million
Benefit ratio(a)	70.7%	71.7%
PDP and PFFS:
Earned premium	$11 million	$95 million
Benefit ratio(a)	43.2%	80.9%
Long-Term Care:
Earned premium	$145 million	$152 million
Benefit ratio(a)	113.3%	104.3%
Interest-adjusted benefit ratio (a non-GAAP measure)(b)	71.5%	66.4%
Washington National segment:
Medicare Supplement:
Earned premium	$38 million	$44 million
Benefit ratio(a)	70.9%	66.3%
Supplemental health:
Earned premium	$103 million	$98 million
Benefit ratio(a)	75.0%	82.0%
Interest-adjusted benefit ratio (a non-GAAP measure)(b)	45.0%	49.1%
Other CNO Business segment:
Long-Term Care:
Earned premium	$7 million	$8 million
Benefit ratio(a)	243.0%	199.4%
Interest-adjusted benefit ratio (a non-GAAP measure)(b)	155.1%	122.1%

____________________________________________________________________________________
(a)	The benefit ratio is calculated by dividing the related product’s insurance policy benefits by insurance policy income.
(b)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product’s insurance policy benefits less interest income on the accumulated assets backing the insurance liabilities by insurance policy income.  Interest income is an important factor in measuring the performance of longer duration health products.  The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases).  Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by interest income earned on the accumulated assets.  The interest-adjusted benefit ratio reflects the interest income offset.  Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance.  Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the “Investors – SEC Filings” section of CNO Financial’s website, www.CNOinc.com.

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